UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2013, Ecosphere Technologies, Inc. (the “Company”) appointed Mr. John Brewster as the Company’s Chief Executive Officer, President and Chairman of the Board. From September 2012 until this appointment, Mr. Brewster served as a consultant to the Company on energy applications for Ecosphere’s patented Ozonix® technology.  Since January 1, 2013, Mr. Brewster has served as a director of the Company.  From June 2010 until August 2012, Mr. Brewster served as President and Chief Executive Officer of NAES Corporation, the world’s largest third party power plant operating company.  From December 2009 until June 2010, Mr. Brewster served as the Chief Commercial Officer of Composite Technology Corporation (OTC: CPTCQ) and President of its subsidiary CTC Cable Corporation, a developer of innovative energy efficient and renewable energy products for the electrical utility industry.  Prior to that, Mr. Brewster was the Chief Operating Officer of Calera Corporation, a Khosla Venture funded startup company dedicated to reversing global warming by capturing and storing greenhouse gasses in the build environment.  Between 2000 and 2008, Mr. Brewster served as Executive Vice President of Plant Operations and Development Engineering, Procurement and Construction divisions for NRG Energy Inc. (NYSE: NRG), one of the country’s largest power generation and retail electricity business, where he was responsible for the implementation of the new build and repower program along with plant operations worldwide.  Mr. Brewster presently serves as an advisor to Concentric, a commercial power generation startup company located in California.  Mr. Brewster is 59 years old.

Mr. Brewster and the Company entered into a two-year Employment Agreement whereby Mr. Brewster receives: (i) an annual salary of $325,000, (ii) 5,000,000 five-year stock options exercisable at $0.40 per share, vesting quarterly in eight equal increments over a two-year period with the first vesting date being April 8, 2013, subject to continued employment on each applicable vesting date, and (iii) a target bonus equal to 50% of his base salary with terms to be set by the Board of Directors.  As part of his consulting services, which were terminated upon Mr. Brewster becoming an officer of the Company, Mr. Brewster was paid $6,000 per month.

Mr. Brewster replaced Mr. Charles Vinick who will remain a director.  Mr. Vinick will also serve as a consultant to the Company for a one-year period.  In connection with his Consulting Agreement, Mr. Vinick will be paid fees of $275,000 and reimbursed for health insurance costs. Additionally, Mr. Vinick was granted 1,000,000 five-year stock options exercisable at $0.40 per share.  The options will vest quarterly in four equal increments over the one-year consulting period with the first vesting date being April 8, 2013, subject to continuing to provide consulting services on each applicable vesting date.

On January 8, 2013, the Company and Dean Becker LLC (the “Consultant”), an entity controlled by Dean Becker, a director of the Company, entered into a Consulting Agreement (the “Agreement”). The Agreement can be terminated on 30 days’ notice.  Under the Agreement, the Consultant will assist the Company in accelerating the deployment of the Company’s patented Ozonix® technology in fields beyond U.S. onshore energy production. In addition, the Consultant will assist in further monetizing the Company’s ownership interest in its energy subsidiary. In consideration for its services, the Consultant will be paid a fee of $250,000 per year. Additionally, the Consultant has been granted 3,000,000 five-year stock options exercisable at $0.37 per share.  The options will vest quarterly in 12 equal increments over the three year term of the Agreement with the first vesting date being March 31, 2013, subject to continuing to provide consulting services on each applicable vesting date. As additional compensation, the Consultant will receive 2% of all revenues generated from the sale or license of the Company’s intellectual property that was consummated as a result of introductions from the Consultant or negotiation assistance from the Consultant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

	By:	/s/ John Brewster
John Brewster Chief Executive Officer
Date: January 11, 2013

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